Exhibit 10.19


                     REIMBURSEMENT CLAIM AGREEMENT
                               (CCLC)


	This Reimbursement Claim Agreement is entered into on the 29th day of October
1999 by and between Circle C Land Corp., a Texas corporation
("CCLC") and the City of Austin, a Texas municipal corporation (the "City").

                               RECITALS

	A.	Circle C Municipal Utility District Nos. 1, 2, 3 and 4 (the "Districts"
or the "Circle C MUDs") were conservation and reclamation districts created in
1984 that operated as municipal utility districts under the provisions of
Article XVI, Sec. 59 of the Texas Constitution and Chapters 49 and 54, Texas
Water Code.  The lands comprising the former Districts are located in southwest Travis County and were in the City's extra-territorial jurisdiction
("ETJ") until the annexation described below.

	B.	As a condition of the City's consent to the creation of the Districts in its ETJ, the developers of the Districts and the City entered into four separate "Agreements Concerning Creation and Operation of the Circle C Municipal
Utility District No. ____ (the "Consent Agreements") for each of the Districts.
The Consent Agreements placed certain conditions upon the Districts' authority to issue bonds to fund or reimburse the developers for the cost of construction of water, wastewater and drainage infrastructure and facilities.  After their creation, the Districts joined in the Consent Agreements.

	C.	By a succession of transactions, CCLC succeeded to the rights, interests and obligations of a Developer of the Districts under the Consent Agreements.

	D.	By certain municipal annexation proceedings effective December 19,
1997, the City of Austin annexed and dissolved the Districts in accordance with the procedures set forth in Chapter 43, Texas Local Government Code, and Article XI, Sec. 5 of the Texas Constitution.

	E.	Previous to the City's annexation and dissolution of the Districts, each of the Districts entered into a separate agreement with the developers in each of the Districts entitled "Utility Construction Agreement Between Circle C
Municipal Utility District No. __and [Developer]" (the "Utility Construction
Agreements"). The Utility Construction Agreements set forth terms and conditions under which the Developer would construct, and the District would acquire, throughthe issuance of district bonds, certain water, wastewater and drainage improvements to serve the land within the boundaries of the Districts (the
"Improvements").  As of the date of annexation, CCLC held the rights, interests and obligations of a Developer under each of the Utility Construction
Agreements.

	F.	The Utility Construction Agreements are subject to the terms and conditions of the Consent Agreements entered into between the City, the Developer and the Districts.

	G.	On December 19, 1997, Circle C Land Corp. filed suit against the City on its alleged claim for reimbursement for the Improvements pursuant to Texas
Local Government Code  43.0715, and related claims in Cause No. 97-13994; Circle

C Land Corp. v. City of Austin, pending in the 53rd Judicial District Court, Travis County, Texas (the "Reimbursement Claim Lawsuit").

	H.	On December 31, 1997, Phoenix Holdings, Ltd. ("Phoenix"), another developer in the Districts intervened in the Reimbursement Claim Lawsuit as a plaintiff. Phoenix is not a party to this agreement.

	I.	Pulte Home Corporation of Texas, a Michigan corporation ("Pulte"), another developer in the Districts, also presented to the City a claim for reimbursement for water, wastewater and/or drainage improvements serving a portion of the lands in Circle C MUD No. 2. By an assignment from Pulte, CCLC holds the right to one-half (1/2) of that reimbursement claim. CCLC's interest in the reimbursement claim pursuant to the assignment from Pulte is the subject of a separate agreement and is not addressed or included in this agreement.

	J.	In 1998, the City established an administrative procedure for the submittal and processing of developer reimbursement claims arising out of the City's December 1997 annexations of the Circle C MUDs and other municipal utility districts previously located in the City's extra-territorial jurisdiction ("ETJ").CCLC has submitted to the City documentation to support its reimbursement claim and the City has administratively processed the claim to determine what portion of the claim is eligible for reimbursement under the Consent Agreements, the Utility Construction Agreements, the TNRCC rules governing bond applications for reimbursement of developers in municipal utility districts and applicable law.

	K.	Based on the administrative processing of the claim the City has determined that the sum of $8,844,269.00 is eligible for reimbursement to CCLC under the Consent Agreements, the Utility Construction Agreements, the TNRCC rules and applicable law, except that each of the Circle C MUDs did not have sufficient tax base as of the date of annexation to service bond debt necessary to repay this entire amount along with all other developer reimbursement claims relating to each of the Circle C MUDs. TNRCC rules require that the tax base be sufficient to service the bond debt necessary to fund developer reimbursement claims as a condition of approving district bond applications. It is the City's position that payment of developer reimbursement claims upon annexation is not due under applicable law, TNRCC rules, the Consent Agreements and the Utility Construction Agreements until this condition is satisfied. CCLC disputes this position.

	L.	It is CCLC's position that the full amount of its reimbursement claim was due and payable upon annexation under Texas Local Government Code 43.0715, and that penalties and interest are due on the amount of the claim under the May 1999 amendments to this statute. The City disputes this position.

	M.	The parties recognize and acknowledge that there is pending
litigation challenging the validity of the City's annexation and dissolution of the Circle C MUDs and that the City's annexation or dissolution of the Circle C MUDs may hereafter be reversed or otherwise legally rescinded, by legislative action, final action of an appellate court of last resort in the pending or other litigation or other legal process. Nothing in this agreement is intended, or shall be used or construed, to limit, prejudice, or otherwise affect either party's positions or claims in the litigation referenced in the preceding sentence.

	N.	In the event the annexation or dissolution of the Districts is so reversed or otherwise legally rescinded, then it is the parties' intent to rescind this agreement as set forth below.

	O.	This agreement is not a full and final settlement of the
Reimbursement Claim Lawsuit and the parties are reserving certain rights with respect to that suit as set forth below.

Agreement

	1.	City Payment to CCLC and CCLC's Conveyance of Facilities to City.
Upon execution of this agreement, the City shall pay to CCLC the sum of $8,844,269.00, plus simple interest at the rate of 6% from the date of annexation (12/19/97) through the date of this agreement. Concurrent with and in exchange for this payment, CCLC shall execute and deliver the Deed, Bill of Sale and Assignment with General Warranty in the form attached hereto as Exhibit A, conveying the facilities and related rights described therein (the "Conveyed Facilities and Related Rights") to the City. The parties acknowledge that the City's administrative review of CCLC's reimbursement claim is ongoing. If as a result of this process, the City determines that additional amounts are eligible for reimbursement for the Conveyed Facilities, then the City may pay such additional amounts, with interest as set forth above, to CCLC under this Agreement. Such additional amounts shall be included as part of the amount paid under this Section of the Agreement for all purposes and shall be allocated to the Conveyed Facilities in a revised Attachment A-1 to the Deed, Bill of Sale and Assignment with General Warranty referenced above.

	2.	Recission of Transaction.  In the event that the City's annexation or dissolution of the Circle C MUDs is reversed or otherwise legally rescinded, whether by legislative action, final action of an appellate court of last resort or other legal process (a "Recission Event"), the transaction provided for in this agreement shall be rescinded and both parties shall be restored to the positions they were in prior to this agreement. In the event a Recission Event occurs and results in the recission of the transaction as provided in the prior sentence, then the following shall occur:

		(i)	CCLC Repays City.  Within sixty (60) days from the occurrence of a Recission Event, and simultaneously with and in exchange for the
City fulfilling its obligations under (ii) below, CCLC shall pay to the
City, in cash or cash equivalent funds, all amounts paid by the City to Circle C pursuant to Section 1, above.

AND

		(ii)	City Reconveys Facilities to CCLC.  Within sixty (60) days
after the occurrence of a Recission Event, and simultaneously with and in exchange for CCLC fulfilling its obligations under (i) above, the City shall convey back to CCLC the Conveyed Facilities and Related Rights by execution and delivery of a Deed, Bill of Sale and Assignment with General Warranty Deed, in the form attached hereto as Exhibit B, subject to the provisions of Section 5 below.

	3.	Security for CCLC's Repayment Obligation.  CCLC's obligation to repay the City upon the occurrence of a Recission Event and recission of this transaction, as provided in Section 2, above, shall be secured by one of the following three forms of security:

		(i)	First Lien Deed of Trust on 536.699 Acre Tract.  CCLC shall
execute and deliver to the City of Austin for recording a first lien deed of trust, in the form attached hereto as Exhibit C, encumbering that certain 536.699 acre tract of land, generally located on the southeast corner of State Highway 45 and FM 1826, more
specifically described in the legal description attached to Exhibit C
(the "First Lien Land Security");

OR

		(ii)	Letter of Credit.  CCLC shall provide an irrevocable Letter
of Credit to the City in the form attached as Exhibit D (the "Letter of
Credit Security");

OR

		(iii)	Surety Bond.  CCLC shall provide a Surety Bond in favor of
the City, providing the same payment terms and conditions for payment as provided in the form Letter of Credit attached as Exhibit D (the
"Surety Bond Security").

CCLC shall, at its option, elect one of the three forms of security required above to secure its repayment obligation. Both parties understand that upon execution of this agreement, CCLC shall elect to provide the First Lien Land Security. So long as CCLC is obligated under this Section to maintain security for its repayment obligation, upon ten (10) days advance written notice to the City, CCLC shall have the option to substitute one of the three alternate forms of security. As long as there is litigation pending wherein it is alleged that the City's annexation or dissolution of the Districts is invalid or illegal for any reason, CCLC shall take all action necessary to assure that the required security is continuously in place, with no gap in time, including, without limitation, actions necessary to extend or substitute letters of credit or surety bonds prior to their expiration or maturity. If a Recission Event occurs resulting in recission of this transaction, and CCLC fulfills its repayment obligation as provided in Section 2, above, the City shall cooperate in the release of the security.

	4.	Maintenance of Condition and Capacity of Conveyed Facilities and
Related Rights. In the event a Recission Event occurs resulting in recission of this transaction, the City is required to convey back to CCLC the Conveyed Facilities and Related Rights, as provided above. In order to assure that the City will be in a position to fulfill this obligation, the City agrees that it will maintain and operate the Conveyed Facilities in a prudent manner and with the same degree of care as it operates the balance of the City's utility facilities.

	5.	City's Retention of Facilities.  In the event a Recission Event occurs and the City has permitted any connection into, or use of, any of the Conveyed Facilities to provide water or wastewater service to any land which is not located within the boundaries of the former Circle C Municipal Utility District Nos. 1, 2, 3 and 4, without CCLC's express written consent, then as to those specific Conveyed Facilities (referred to as "City's
Retained Facilities") (i) the City shall retain ownership of the City's Retained Facilities and Related Rights; (ii) CCLC shall not be obligated to repay the "Eligible Amount" allocated to the City's Retained Facilities as shown on Exhibit A-1 to the Deed, Bill of Sale and Assignment with General Warranty referenced in Paragraph 1 above; (iii) the security CCLC provided pursuant to Section 3, above, shall be promptly released as to the "Eligible Amount" allocated to the City's Retained Facilities as shown on Exhibit A-1 to the Deed, Bill of Sale and Assignment with General Warranty referenced in Paragraph 1 above; and (iv) the City shall pay to CCLC any additional amount for the City's Retained Facilities and Related Rights ordered to be paid in the Reimbursement Claim Lawsuit, provided that CCLC will not seek or be entitled to recover against the City any penalties or interest under Texas Local Government Code 43.0715, as amended. If, in the event of a Recission Event, the City wishes to retain additional of the Conveyed Facilities (to which the City has not permitted connection into or use to provide water or wastewater service to any land not located within the boundaries of the former Districts), then the parties agree to negotiate in good faith to reach an agreement for the City to retain those additional Conveyed Facilities and to execute all documents evidencing such agreement.

	6.	CCLC's Access to Utility Capacity.  The City agrees to provide
CCLC access to water and wastewater capacity in the Conveyed Facilities for development of its property at Circle C on a first-come, first-serve basis and subject to the same engineering specifications and other technical criteria, and applicable fees that are imposed on other City water and wastewater customers. In the event the City provides water and wastewater service to any land which is not located within the boundaries of the former Circle C
Municipal Utility Districts Nos. 1, 2, 3 and 4, without CCLC's express written consent, as described in paragraph 5, above, then the City agrees that CCLC, or any successor to CCLC's interest in land within Circle C, shall be entitled to utilize any available utility capacity in the City's Retained Facilities on a first-come, first-serve basis and subject to the same engineering specifications and other technical criteria, and applicable fees that are imposed on other City water and wastewater customers. In the event that the available capacity in the City's Retained Facilities is insufficient to provide adequate water or wastewater service for development of CCLC's land within Circle C as a result of the City using the City's Retained Facilities to provide service to land outside the former Circle C MUDs, then the City agrees that CCLC shall be entitled to construct at CCLC's cost water and wastewater facilities to provide adequate capacity to develop CCLC's land at Circle C and the City shall approve the construction of such facilities provided the City's engineering specifications and other technical criteria for such infrastructure facilities are satisfied.

	7.	City's Waiver and Retention of Claims.  While this agreement is in effect, the City agrees to waive its argument in the Reimbursement Claim Lawsuit that the sum the City paid CCLC pursuant to Section 1, above, was not due and payable to CCLC under the applicable agreements and law for the reason that the Circle C MUDs did not each have sufficient tax base at the date of annexation. The City expressly reserves the right to assert this position as to any other developer claimant, including Phoenix, and as to any other amount that CCLC claims is due on its reimbursement claim. In the event this transaction is rescinded, the City's waiver of claim provided for in this paragraph shall be fully revoked and the claim restored. The City reserves all of its rights and defenses to oppose any claim by CCLC for additional amounts (in excess of the amounts paid under Section 1 of this agreement) as reimbursement for the facilities, including penalties and interest asserted to be due on such amounts,and reserves its counterclaims to offset and declaratory judgment as to such amounts, which rights, defenses and counterclaims are or may become the subject of the pending Reimbursement Claim Lawsuit. Except for the specific waiver provided above, the City expressly reserves the right to assert or pursue any claims, counterclaims, offsets or defenses that are or may become the subject of the pending Reimbursement Claim Lawsuit.

	8.	CCLC's Waiver and Retention of Claims.  While this agreement is in effect, CCLC agrees to waive its argument in the Reimbursement Claim Lawsuit that any penalty or additional interest is due on the amounts paid under
Section 1 of this agreement, whether under the May 1999 amendments to Texas
Local Gov't Code 43.0715 or any other law or agreement. Except for the specific waiver provided in the prior sentence, CCLC expressly reserves the right to claim additional amounts are owed as reimbursement for the Improvements and to claim penalties and interest on such additional amounts, and to assert or pursue any other claims that are or may become the subject of the pending Reimbursement Claim Lawsuit. In the event this transaction is rescinded, CCLC's waiver of claim provided for in this paragraph shall be fully revoked and the claim restored.

	9.	CCLC's Indemnity.  CCLC agrees to indemnify, defend and hold harmless the City of and from any and all claims, demands or causes of action brought by third parties, including, but not limited to, Phoenix Holdings, Ltd., asserting any right, claim or interest in the Improvements or any right to any portion of the amount paid hereunder to CCLC or any right to reimbursement for construction of the Improvements whether under the Consent Agreements, the Utility Construction Agreements, the TNRCC rules or applicable law. This indemnity includes all costs of defense incurred by the City in connection with any such claim or cause of action, regardless of whether the claim is colorable, frivolous, or without merit, and the City may tender any such claim, demand or cause of action to CCLC upon receipt for defense and resolution at CCLC's sole expense.

	10.	Except as expressly set forth herein, no party is making any admission of liability or waiving any claim or defense in the pending Reimbursement Claim Lawsuit.

	EXECUTED by the parties and effective on the date set forth above.


CIRCLE C LAND CORP., 	    		             THE CITY OF AUSTIN, TEXAS, a
a Texas corporation	                 				Texas municipal corporation


By:/s/ William H. Armstrong III		       	By:/s/ Jesus Garza
    ----------------------------         -----------------------
    William H. Armstrong, III			            Jesus Garza
       President						                      City Manager


Attached and Incorporated Exhibits:

A: CCLC to City: Deed, Bill of Sale and Assignment with General Warranty
			   (with Attachment A-1: Description of Facilities)

B:	Reconveyance - City to CCLC: Deed, Bill of Sale and Assignment With
                     General Warranty (with Attachment A-1:
                     Description of Facilities)

C:	First Lien Deed of Trust (with Attachment A-1:
                                Description of 536.699 Acres)

D:	Letter of Credit Form